Exhibit 99.1

Seattle Genetics Reports Third Quarter 2016 Financial Results

-Third Quarter 2016 Revenues Were $106.3 Million, Including Record $70.1 Million in ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Broad Presence at Upcoming American Society of Hematology (ASH) Annual Meeting, Including an Oral Presentation on the ALCANZA Phase 3 Trial and Four Oral Presentations on Vadastuximab Talirine (SGN-CD33A)-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — October 27, 2016 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2016. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, vadastuximab talirine (SGN-CD33A) activities and progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“Seattle Genetics is transitioning into a global, multi-product oncology company, demonstrated by our substantial progress with ADCETRIS both commercially and clinically, our advancing vadastuximab talirine phase 3 CASCADE pivotal trial and the promising data recently presented on enfortumab vedotin for urothelial cancer,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Looking forward, key upcoming activities include a strong presence at the ASH Annual Meeting in December, reporting top-line data in 2017 from the ECHELON-1 phase 3 trial of ADCETRIS in frontline Hodgkin lymphoma and initiating discussions with regulatory agencies about advancing enfortumab vedotin. In addition, we are generating data from multiple other phase 1 programs and anticipate moving several novel programs into the clinic within the next year.”

ADCETRIS Program Updates

•	ALCANZA Phase 3 Trial: Seattle Genetics and its collaborator Takeda reported top-line data in August 2016 from the phase 3 ALCANZA clinical trial in 131 patients with CD30-expressing cutaneous T-cell lymphoma (CTCL). The trial met its primary endpoint demonstrating that treatment with ADCETRIS resulted in a highly statistically significant improvement in the rate of objective response lasting at least four months (ORR4) versus the control arm as assessed by an independent review committee (p-value <0.0001). Full data from the ALCANZA clinical trial will be featured in an oral presentation at the ASH Annual Meeting in December 2016, and Seattle Genetics plans to submit a supplemental Biologics License Application in the U.S. for label expansion in CTCL during the first half of 2017.

•	ECHELON-1 Phase 3 Trial: Top-line data from the ECHELON-1 phase 3 trial in frontline classical Hodgkin lymphoma are anticipated during 2017 (previously expected in the 2017 to mid-2018 timeframe). ECHELON-1 is designed to redefine the way newly diagnosed patients with advanced Hodgkin lymphoma are treated.

•	ECHELON-2 Phase 3 Trial: Enrollment of 450 patients is ongoing in the phase 3 ECHELON-2 clinical trial in patients with frontline CD30-expressing mature T-cell lymphoma (MTCL). Seattle Genetics and Takeda anticipate completing enrollment during 2016 with top-line data expected in the 2017 to 2018 timeframe.

•	Leadership in Hodgkin Lymphoma: ADCETRIS was recently highlighted in several data presentations at the 10th International Symposium on Hodgkin Lymphoma (ISHL) in October 2016. The data included an update from the phase 3 AETHERA trial showing a sustained progression-free survival (PFS) benefit approximately four years after the last patient was enrolled.

•	Collaboration with Bristol-Myers Squibb: Seattle Genetics and Bristol-Myers Squibb recently expanded the companies’ clinical development collaboration to add cohorts to ongoing trials evaluating ADCETRIS combined with Opdivo (nivolumab). In addition to the current trials in second-line Hodgkin lymphoma and relapsed/refractory non-Hodgkin lymphoma, the companies will evaluate the combination of the two agents as frontline treatment for older Hodgkin lymphoma patients, as well as in relapsed/refractory primary mediastinal B-cell lymphoma and mediastinal gray zone lymphoma.

•	Upcoming ASH Presentations: In addition to the ALCANZA oral presentation, more than 10 abstracts on ADCETRIS will be featured at the ASH Annual Meeting. These include preliminary results from a phase 1 trial evaluating ADCETRIS in combination with Opdivo in second-line Hodgkin lymphoma, four-year follow-up from a phase 1 trial in frontline MTCL and five-year follow-up from a pivotal trial in systemic ALCL.

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma, frontline MTCL or in combination with nivolumab.

Vadastuximab Talirine (SGN-CD33A) Program Updates

•	CASCADE Phase 3 Trial: Seattle Genetics is continuing enrollment in the 500-patient, global, randomized pivotal phase 3 CASCADE clinical trial evaluating vadastuximab talirine in combination with hypomethylating agents (HMAs) in older patients with newly diagnosed acute myeloid leukemia (AML).

•	Upcoming ASH Presentations: Data from several ongoing phase 1 trials of vadastuximab talirine will be featured in four oral presentations at the ASH Annual Meeting. Included are data from a phase 1b trial of vadastuximab talirine in combination with cytarabine and daunorubicin (“7+3”) for frontline, younger AML patients as well as follow-up data from a phase 1 trial of vadastuximab talirine plus HMAs in older AML patients.

More information about vadastuximab talirine and ongoing clinical trials can be found at www.ADC-CD33.com.

Pipeline Updates

•	Enfortumab Vedotin (ASG-22ME) and ASG-15ME: Seattle Genetics and its collaborator Agensys, an affiliate of Astellas, reported data at the European Society for Medical Oncology (ESMO) Congress in October 2016 from phase 1 trials of enfortumab vedotin and ASG-15ME in patients with previously treated metastatic urothelial cancer, including those who had received prior checkpoint inhibitors. At the recommended phase 2 dose, enfortumab vedotin demonstrated a 59 percent objective response rate. While both phase 1 studies will continue to enroll patients, Seattle Genetics is working closely with its partner Astellas to define next steps for enfortumab vedotin, including potential later-stage trials and discussions with regulatory agencies.

•	Denintuzumab Mafodotin (SGN-CD19A): Seattle Genetics recently initiated a phase 2 trial of denintuzumab mafodotin in frontline diffuse large B-cell lymphoma (DLBCL). The trial will assess the activity and tolerability of adding denintuzumab mafodotin to the standard frontline regimen, R-CHOP, as well as a modified regimen, R-CHP. Denintuzumab mafodotin is also being evaluated in an ongoing phase 2 trial in relapsed DLBCL.

•	SGN-LIV1A: Data from a phase 1 trial of SGN-LIV1A will be presented at the San Antonio Breast Cancer Symposium taking place in December 2016. SGN-LIV1A is in development for metastatic breast cancer, with a focus on triple negative disease.

•	SEA-CD40: The first clinical data from an ongoing phase 1 trial of SEA-CD40 will be presented at the Society for Immunotherapy of Cancer (SITC) 2016 Annual Meeting in November. SEA-CD40 is a novel immuno-oncology agent targeted to CD40 utilizing Seattle Genetics’ proprietary sugar-engineered antibody (SEA) technology to produce a non-fucosylated antibody.

•	SGN-CD123A: The first patient was treated in a multicenter phase 1 clinical trial of SGN-CD123A for relapsed/refractory AML. SGN-CD123A is an ADC, comprising an engineered cysteine antibody (EC-mAb) stably linked to a highly potent DNA binding agent called a pyrrolobenzodiazepine (PBD) dimer. CD123 is expressed across AML subtypes and is particularly prominent on leukemic stem cells.

•	SGN-CD70A: Based on a portfolio review and evaluation of phase 1 clinical data of SGN-CD70A in renal cell carcinoma and CD70-positive non-Hodgkin lymphoma, Seattle Genetics is discontinuing further clinical development of the program.

•	Lead Preclinical Programs:

•	SGN-CD352A is a novel ADC targeting CD352 that utilizes the company’s PBD dimer and EC-mAb technologies. Seattle Genetics plans to initiate a phase 1 clinical trial of SGN-CD352A for multiple myeloma by early 2017.

•	SGN-2FF is a small molecule immuno-oncology agent that is expected to advance into a phase 1 trial for solid tumors during 2017. Preclinical data from SGN-2FF will be presented in a poster presentation at the SITC 2016 Annual Meeting.

•	SGN-CD48A is a novel ADC utilizing Seattle Genetics’ latest technology advances. Preclinical data will be described in a poster presentation at the ASH Annual Meeting and the company plans to submit an investigational new drug (IND) application during 2017 for a phase 1 clinical trial in multiple myeloma.

•	ADC Collaborations: Seattle Genetics generated fees and milestones under its ongoing ADC collaboration with AbbVie based on AbbVie’s progress with programs utilizing Seattle Genetics technology.

Third Quarter and Nine Months 2016 Financial Results

Total revenues in the quarter and nine month periods ended September 30, 2016 increased to $106.3 million and $312.9 million, respectively, compared to $84.1 million and $243.3 million from the same periods in 2015. Revenues included:

•	ADCETRIS net sales in the third quarter were $70.1 million, a 19 percent increase from net sales of $59.1 million in the third quarter of 2015. For the year-to-date, ADCETRIS sales were $195.0 million, compared to $163.0 million for the year-to-date period in 2015, a 20 percent increase.

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Royalty revenues in the third quarter of 2016 were $12.2 million, compared to $9.7 million in the third quarter of 2015. For the year-to-date in 2016, royalty revenues were $53.7 million, compared to $28.4 million for the first nine months of 2015. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues for the year-to-date in 2016 also included a $20.0 million sales milestone payment from Takeda earned in the first quarter of 2016.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaled $24.0 million in the third quarter and $64.1 million for the first nine months of 2016, compared to $15.3 million and $51.9 million for the same periods in 2015.

Total costs and expenses for the third quarter of 2016 were $138.7 million, compared to $110.6 million for the third quarter of 2015. For the first nine months of 2016, total costs and expenses were $399.7 million, compared to $339.1 million in the first nine months of 2015. The increase in 2016 costs and expenses was primarily driven by investment in vadastuximab talirine, ADCETRIS collaboration activities for product supply to Takeda, and the company’s pipeline programs.

Non-cash, share-based compensation cost for the first nine months of 2016 was $37.0 million, compared to $28.7 million for the same period in 2015.

Net loss for the third quarter of 2016 was $31.8 million, or $0.23 per share, compared to a net loss of $26.4 million, or $0.21 per share, for the third quarter of 2015. For the nine months ended September 30, 2016, net loss was $85.0 million, or $0.61 per share, compared to a net loss of $95.6 million, or $0.76 per share, for the same period in 2015.

As of September 30, 2016, Seattle Genetics had $631.9 million in cash, cash equivalents and investments.

2016 Financial Outlook

Seattle Genetics tightened its 2016 financial outlook within previously provided ranges as follows:

•	ADCETRIS net product sales in the U.S. and Canada are expected to be in the range of $260 million to $270 million.

•	Research and development expenses are expected to be in the range of $370 million to $390 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-208-1814 (domestic) or 719-325-2444 (international). The conference ID is 7067291. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7067291. The telephone replay will be available until 5:00 p.m. PT on Monday, October 31, 2016.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 65 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2016 ADCETRIS net sales, anticipated financial outlook including revenues, costs and expenses, upcoming presentations and publications, anticipated regulatory events and clinical activities, including enrollment completion and data availability from ALCANZA, ECHELON-1 and ECHELON-2 and other ongoing clinical trials and the timing thereof, and the initiation of future clinical trials, anticipated timing of a submission of a supplemental Biologics License Application for label expansion of ADCETRIS in CTCL and other anticipated regulatory milestones, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, vadastuximab talirine and the company’s other product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2016 ADCETRIS net sales and financial guidance as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, and planned regulatory submissions in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development and unexpected adverse events or regulatory action. We may also be unable to expand ADCETRIS’ labeled indications due to unexpected data from our ongoing phase 3 trials or regulatory action or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2016	2015
Assets
Cash, cash equivalents and investments	$631,889	$712,711
Other assets	218,023	182,384

Total assets	$849,912	$895,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$95,321	$88,031
Deferred revenue and long-term liabilities	92,301	121,153
Stockholders’ equity	662,290	685,911

Total liabilities and stockholders’ equity	$849,912	$895,095

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Net product sales	$70,117	$59,059	$194,981	$163,040
Collaboration and license agreement revenues	23,974	15,311	64,148	51,918
Royalty Revenues	12,224	9,702	53,743	28,367

Total revenues	106,315	84,072	312,872	243,325

Costs and expenses
Cost of sales	7,427	6,625	20,272	17,775
Cost of royalty revenues	3,748	3,473	10,470	9,286
Research and development	92,711	70,790	271,136	219,922
Selling, general and administrative	34,841	29,684	97,870	92,148

Total costs and expenses	138,727	110,572	399,748	339,131

Loss from operations	(32,412)	(26,500)	(86,876)	(95,806)
Investment income	660	62	1,903	176

Net loss	$(31,752)	$(26,438)	$(84,973)	$(95,630)

Basic and diluted net loss per share	$(0.23)	$(0.21)	$(0.61)	$(0.76)

Weighted-average shares used in computing basic and diluted net loss per share	140,928	127,667	140,369	125,693